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                                                                   EXHIBIT 10.1A


                           AMENDMENTS TO FURON COMPANY
                            1982 STOCK INCENTIVE PLAN
                            EFFECTIVE AUGUST 25, 1998

1. The definition of "Award" in Section 1.1(b) of the 1982 Plan is amended to read as follows:

    "(b) `Award' shall mean an Option, which may be designated as a Nonqualified Stock Option or an Incentive Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Performance Share Award, or Deferred Shares, in each case granted under this Plan."

2. Section 1.1 of the 1982 Plan is amended by adding the following definition of "Deferred Share" thereto as a new subsection (ag):

    "(ag) `Deferred Share' shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to adjustment)."

3. Section 2.2 of the 1982 Plan is amended by adding the following paragraph (d) thereto:

    "(d) Notwithstanding the provisions of Section 7.7 and Section 7.10 regarding the term of this Plan, all authority of the Board and the Committee with respect to Awards hereunder, including (subject to share limits) the authority to amend outstanding Awards, shall continue after the term of this Plan, so long as any Award remains outstanding. The Committee shall have the authority to amend Awards to allow a deferred payment in respect of such Awards under any deferred compensation plan of the Company, consistent with Section 2.5(b). Any such settlement or deferral shall not be deemed a new award hereunder so long as all shares issuable under this Plan in respect thereof do not exceed the aggregate number of shares subject to the Awards so paid thereby. The authority of the Committee shall continue in respect of any deferral so authorized."

4.  The existing text at Section 2.5 of the 1982 Plan is redesignated as
    Section 2.5(a).



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5.  Section 2.5 of the 1982 Plan is amended by adding the following paragraph
    (b) thereto:

    "(b) The Committee may allow the delayed payment or delivery of any cash or shares of Common Stock which may become due under this Plan. Without limiting the generality of the foregoing, the deferral of any cash payable in respect of an Award may be in the form of a credit to the Participant's deferral account under the Furon Company Deferred Compensation Plan and the deferral of any shares of Common Stock distributable upon the exercise of a Nonqualified Stock Option may be in the form of deferred shares under the Furon Company Option Gain Deferral Program (the `Program'). In the event that the purchase price of a Nonqualified Stock Option is paid in full in shares of Common Stock and the delivery of shares of Common Stock in excess of the option price is deferred under the Program, Deferred Shares may be credited in respect of such excess shares and earn dividend equivalents or other compensation in respect thereof, and the number of shares of Common Stock issued in respect of the Deferred Shares may include the number of such Deferred Shares and the number of Deferred Shares credited as dividend equivalents (subject to share limits)."

5. The definition of "Award" in Section 7.1(a) of the 1995 Plan is amended to read as follows:

    "(a) `Award' shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share Award, or Deferred Shares granted under this Plan."

6. Section 7.1 of the 1995 Plan is amended by adding the following definition of "Deferred Share" thereto as a new subsection (ll):

    "(ll) `Deferred Share' shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to adjustment)."


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